Exhibit 8.2

Spidi & Fisch, PC ATTORNEYS AT LAW
1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660 Facsimile: (202) 434-4661

July 7, 2014

Board of Directors
TF Financial Corporation
3 Penns Trail
Newtown, Pennsylvania 18940

Re:	United States Federal Tax Consequences of the Merger of TF Financial Corporation with and into National Penn Bancshares, Inc.

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of June 3, 2014 (the “Merger Agreement”) between National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), and TF Financial Corporation, a Pennsylvania corporation (“TF Financial”), TF Financial is to merge with and into National Penn with National Penn surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to TF Financial in connection with the Merger.  For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;
2.
The registration statement of National Penn on Form S-4, being filed on July 7, 2014, with the Securities and Exchange Commission with respect to the National Penn Common Stock to be issued to the common stockholders of TF Financial in connection with the Merger (the “Registration Statement”), and the proxy statement/prospectus of TF Financial and National Penn, respectively, included in the Registration Statement (the “Proxy Statement/ Prospectus”);

3.	The representations made to us by National Penn in its letter to us dated July 7, 2014;
4.	The representations made to us by TF Financial in its letter to us dated July 3, 2014; and
5.
Such instruments and documents related to the formation, organization and operation of National Penn and TF Financial and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

SPIDI & FISCH, PC

Board of Directors
TF Financial Corporation
July 7, 2014

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law.

Opinion

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

*     *     *

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country. We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above, and no opinion is implied or should be inferred beyond these matters.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

SPIDI & FISCH, PC

Board of Directors
TF Financial Corporation
July 7, 2014

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to this opinion in such Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Spidi & Fisch, PC
Spidi & Fisch, PC